                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-96109

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 16, 2000)


                                POPMAIL.COM, INC.

                        8,983,975 SHARES OF COMMON STOCK



         Our common shares are traded on the NASDAQ SmallCap Market under the symbol "POPM." The last reported sale price of our common shares on August 22, 2000 was $0.92 per share. Selling shareholders identified in this prospectus are offering all of the shares to be sold in the offering. The Company will receive proceeds from the exercise of warrants in this offering.

         This prospectus supplement reflects a change to the prospectus dated February 16, 2000 with respect to the exercise price for the Warrant held by certain selling shareholders. This prospectus supplement should be read together with the prospectus, and highlights and replaces some information in the prospectus dated February 16, 2000.

         On August 18, 2000, the Company agreed to amend Warrant No. GFP-15e to purchase 150,000 shares of the Company's Common Stock at an exercise price of $1.625 per share, held by Gulfstream Financial Partners, LLC, to change the exercise price to $.0625. We also agreed to amend Warrant No. 99-1 to purchase 700,000 shares of the Company's Common Stock at an exercise price of $2.00, held by Gulfstream Financial Partners, LLC, to change the exercise price to $0.625.

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          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE.
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            The date of this prospectus supplement is August 23, 2000